Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cheniere Energy Partners GP, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-151155) on Form S-8 and the registration statements (Nos. 333-220017 and 333-219268) on Form S-3 of Cheniere Energy Partners, L.P. of our reports dated February 25, 2019, with respect to the consolidated balance sheets of Cheniere Energy Partners, L.P. as of December 31, 2018 and 2017, and the related consolidated statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Cheniere Energy Partners, L.P.

Our report refers to a change in the method of accounting for revenue recognition.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
February 25, 2019